Exhibit 99.1

Paxar Corporation Announces 2008 Financial Goals and Organization Changes


    WHITE PLAINS, N.Y.--(BUSINESS WIRE)--Nov. 15, 2006--Paxar Corporation (NYSE: PXR) today provided guidance on its near term financial goals. It announced that it intends to achieve $1 billion in sales and to sustain a 10% operating margin in 2008. Driving the sales goal will be the continuation of strong organic growth, in excess of industry growth rates, and acquisitions, while the operating margin goal will be reached through the previously announced global realignment plan and the more recently announced accelerated focus on SG&A reduction.

    Additionally, Paxar announced that it will reorganize its management structure in early 2007 into two globally focused divisions, Global Apparel Solutions and Global Supply Chain Solutions. James Wrigley was named Group President, Global Apparel Solutions. Jim Martin was named President, Global Supply Chain Solutions. Both positions will report to Rob van der Merwe, President and Chief
Executive Officer.

    Rob van der Merwe said, "We have previously referenced these financial goals but without a timeline for attainment. Based on our ability to drive significant volume growth through our businesses in 2006 and our strong financial position that will enable us to aggressively pursue smart acquisitions, we are now comfortable establishing a timeline for these two important metrics."

    Mr. van der Merwe continued, "With regard to the new management structure, we are particularly pleased to have James and Jim lead this new organization. The significantly changed market environments and global customer supply chains require a new operating model. This new focused structure will drive organic growth, provide for a more cost efficient operation and promote effective customer management."

    Paxar Corporation is a global leader in providing identification solutions to the retail and apparel industry, worldwide. Paxar's leadership in brand development, merchandising, information services and supply chain solutions enables the Company to satisfy customer needs around the world.

    Statements in this release about the future outlook related to Paxar Corporation involve a number of factors affecting the Company's businesses and operations, which could cause actual future results to differ materially from those contemplated by forward-looking statements. Forward-looking statements include those indicated by words such as "project," "anticipate" and "expect." Factors affecting actual results include general economic conditions, the performance of the Company's operations within its prevailing business markets around the world, as well as other factors set forth in Paxar's 2005 Annual Report on Form 10-K.

    CONTACT: Paxar Corporation
             Bob Powers, 914-697-6862
             Vice President, Investor Relations
             www.paxar.com